Exhibit 4.8

EXECUTION COPY

FIRST AMENDMENT

TO

PURCHASE AGREEMENT

           THIS FIRST AMENDMENT, dated as of May 26, 2000 (this "Amendment"), to the Purchase Agreement dated as of May 14, 1999 (as in effect on the date hereof, the "Purchase Agreement"), between AMERISOURCE CORPORATION, a Delaware corporation (the "Seller") and AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (the "Buyer"), is by and between the parties listed above. Unless otherwise defined in this Amendment, capitalized terms shall have the meanings assigned to such terms in the Purchase Agreement.

RECITALS

           WHEREAS, subject to the terms of the Purchase Agreement, the Seller from time to time sells to the Buyer, and the Buyer from time to time purchases from the Seller, certain Receivables generated by the Seller in the ordinary course of its business;

           WHEREAS, the Seller also desires to sell from time to time to the Buyer certain accounts receivable and related rights and interests acquired by the Seller from certain of its affiliates, which accounts receivable and related rights and interests are generated by such affiliates in the ordinary course of their respective businesses;

           WHEREAS, subject to the terms and conditions of the Purchase Agreement, as amended by this Amendment, the Buyer is willing to purchase from time to time from the Seller certain accounts receivable and related rights and interests acquired by the Seller from certain of its affiliates (in addition to Receivables generated by the Seller in the ordinary course of its business);

           NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and sufficient consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

           SECTION 1. Amendment to the Recitals in the Purchase Agreement. The first WHEREAS clause in the Purchase Agreement is hereby deleted and replaced with the following:

           WHEREAS, the Seller, in the ordinary course of its business, generates and acquires certain accounts receivable and related rights and interests from certain of its affiliates.

           SECTION 2. Amendments to Section 1.1 of the Purchase Agreement.

           (i) The following new definitions are hereby inserted in Section 1.1 of the Purchase Agreement in appropriate alphabetical order:

"Affiliate Purchase Agreement" shall mean the Purchase Agreement, dated as of May 26, 2000 by and between each Originator party thereto, as a seller, and the Seller, as buyer, as the same may be from time to time modified, supplemented, amended or otherwise in effect.

"Applicable Originator" shall mean the Originator which generated a specific Receivable (or Receivables).

"Applicable Subservicer" shall mean the Subservicer which is subservicing a specified Receivable (or Receivables).

"JBC" shall mean James Brudnick Company, Inc., a Delaware corporation.

"Originator" shall mean the Seller and each of its affiliates from time to time listed in Schedule 2 hereto.

           (ii) The definition of "Eligible Receivable" is hereby amended by deleting clauses (c), (d), (g) and (j) thereof and replacing such clauses, respectively, with the following:

(c) which was originated in connection with the sale of goods or the provision of services by the Applicable Originator in the ordinary course of its business to an Obligor who was approved by the Applicable Originator in accordance with its Credit and Collection Policy, and which Obligor is not an affiliate of the Applicable Originator;

(d) which (i) arises from a Contract and has been billed, or in respect of which the related Obligor is otherwise liable, in accordance with the terms of such Contract and (ii) arises from a Contract that (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the Applicable Originator under such Contract and (B) does not contain any provision that restricts the ability of the Buyer to exercise its rights under this Agreement (or the Affiliate Purchase Agreement) including, without limitation, the right to review the Contract;

(g) which directs payment thereof to be sent to a Permitted Lockbox or the Concentration Account or, on or before June 30, 2000 (unless such date shall be extended from time to time (but not beyond August 31, 2000) by written consent of the Buyer and the Administrative Agent, which consent may be provided by the Buyer and the Administrative Agent without the consent of any other Person), in the case of Receivables originated by JBC, to the JBC Lockbox;

(j) which has a related Obligor who (i) is not more than 90days past due on greater than 50% the aggregate outstanding balance of such Receivable and other receivables generated by the Applicable Originator and (ii) is not the subject of a current Event of Bankruptcy and has not been the subject of an Event of Bankruptcy during the prior 24 months unless otherwise agreed to in writing by the Buyer.

           (iii) The definition of "Related Security" is hereby amended by (x) deleting the word "and" at the end of clause (e) thereof, (y) re-lettering clause (f) thereof as clause (g) and (z) inserting the following new clause (f) immediately after clause (e):

(f) all of the Seller's right, title and interest in and to the Affiliate Purchase Agreement; and

           (iv) The definitions of "Charge-Off," "Chief Executive Office," "Collections," "Concentration Account," "Contract," "Credit and Collection Policy," "Defaulted Receivable," "Dilution Factors," "Facility Documents," "Obligor," "Receivable" and "Responsible Officer" are hereby deleted and replaced, respectively, with the following:

"Charge-Off" shall mean a Receivable (or any portion thereof): (i) which has been identified by the Servicer or the Applicable Originator as uncollectible or (ii) which, in accordance with the Applicable Originator's Credit and Collection Policy, should be written off the Seller's books as uncollectible.

"Chief Executive Office" shall mean, with respect to the Seller, any Originator or the Buyer, the place where the Seller, such Originator or the Buyer, as the case may be, is located, within the meaning of Section 9-103(3)(d), or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Buyer's ownership of any Purchased Asset.

"Collections" shall mean, for any Receivable as of any date, (i) the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by the Seller, the Servicer, the Applicable Subservicer or the Applicable Originator or in a Permitted Lockbox, the JBC Lockbox or the Concentration Account in payment of, or applied to, any amount owed by an Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of such Receivable, if any, and all other fees and charges, (ii) cash Proceeds of Related Security with respect to such Receivable, and (iii) all amounts deemed to have been received by the Seller, the Servicer or the Applicable Subservicer as a Collection pursuant to Section 2.6(a) or

2.6(b) hereof.

"Concentration Account" shall mean the demand depository account identified on Exhibit B hereto maintained by the Permitted Concentration Account Bank pursuant to the Concentration Account Servicing Instructions for the purpose of receiving wire transfer payments made by Obligors and in to which all Collections deposited in Permitted Lockboxes (and related Lockbox Accounts) or the JBC Lockbox (and the JBC Lockbox Account) are transferred or such other demand depositary account as the Buyer may establish from time to time.

"Contract" shall mean a binding contract between an Originator and an Obligor, including any and all instruments, agreements, invoices or other writings, which gives rise to a short-term trade receivable arising from the sale by such Originator of goods or services in the ordinary course of such Originator's business.

"Credit and Collection Policy" shall mean the Applicable Originator's credit, collection, enforcement, procedure and other policies and practices relating to the Contracts and the Receivables existing on the date hereof as set forth on Exhibit A hereto, as the same may be modified from time to time in compliance with Section 5.2(g) hereof.

"Defaulted Receivable" shall mean a Receivable (i) which has become uncollectible by reason of the Obligor's inability to pay, as determined by the Servicer in accordance with the Applicable Originator's Credit and Collection Policy, (ii) in respect of which an Event of Bankruptcy (without giving effect to the 60-day grace period in clause (b) of such definition) has occurred with respect to the related Obligor or (iii) in respect of which the Obligor is more than 90 days past due, except that portion of the Outstanding Balance thereof which is the subject of a good faith Dispute between the Servicer or the Applicable Originator and the Obligor as to the amount due on the related Contract.

"Dilution Factors" shall mean credits issued for returned or repossessed goods, shortages, pricing adjustments and volume rebates and other allowances, adjustments and deductions (including, without limitation, any special or other discounts or any reconciliations or actual set-offs of an Eligible Government Receivable) that (i) are given to an Obligor in accordance with the Applicable Originator's Credit and Collection Policy and (ii) result in a reduction of such Obligor's payment obligation.

"Facility Documents" shall mean collectively, this Agreement, the Affiliate Purchase Agreement, the Receivables Purchase Agreement and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

"Obligor" shall mean, for any Receivable, each and every Person who purchased goods or services on credit under a Contract and who is obligated to make payments to an Originator (including the Seller) or the Seller as assignee thereof pursuant to such Contract.

"Receivable" shall mean, all indebtedness owed to the Seller by any Obligor (after giving effect to the sale by any Applicable Originator to the Seller but without giving effect to any purchase hereunder by the Buyer at any time) under a Contract, whether or not constituting an account or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods or the rendering of services by the Applicable Originator, all monies due and to become due under such Contract, and including the right to payment of any other obligations of the Obligor with respect thereto, but excluding any amount of sales tax, excise tax or other similar tax or charge incurred in connection with the sale of the goods or services which gave rise to such indebtedness. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.6, it will no longer constitute a Receivable hereunder.

"Responsible Officer" shall mean, with respect to the Seller, any Originator or the Buyer, the chief executive officer, president, principal financial officer or treasurer of such Person and any other Person designated as a Responsible Officer by any such officers, identified on the List of Responsible Officers attached as Exhibit C hereto (as such list may be amended and supplemented from time to time) and agreed to by the Buyer.

           SECTION 3. Amendments to Section 2.2(b) of the Purchase Agreement. Section 2.2(b) of the Purchase Agreement is hereby deleted and replaced with the following:

           (b) Each Purchase shall be made on a Purchase Date.

           SECTION 4. Amendments to Section 2.3(a) of the Purchase Agreement.

           (i) The second sentence of Section 2.3(a) of the Purchase Agreement is hereby deleted and replaced with the following:

In the event that such Purchase is deemed to constitute a pledge rather than a sale and assignment of the aforementioned property, then (i) this Agreement shall also be deemed to be and hereby is a security agreement within the meaning of the UCC and (ii) the Seller does hereby grant to the Buyer a first priority perfected security interest in and to, and lien on the Purchased Assets, together with all monies from time to time on deposit in the Lockbox Accounts and the Concentration Account relating to the Purchased Assets.

           (ii) The last sentence of Section 2.3(a) of the Purchase Agreement is hereby amended by inserting the parenthetical phrase "(or any Originator)" immediately after the word "Seller" appearing therein.

           SECTION 5. Amendment to Section 2.4(a) of the Purchase Agreement. The first sentence of Section 2.4(a) of the Purchase Agreement is hereby deleted and replaced with the following:

The Seller agrees that from time to time, at its expense, it shall, and it shall cause each other Originator to, promptly execute and deliver all additional instruments and documents and take all additional action that the Buyer may reasonably request in order to perfect the interests of the Buyer in and to, or to protect, the Purchased Assets or to enable the Buyer to exercise or enforce any of its rights hereunder.

           SECTION 6. Amendments to Section 2.6 of the Purchase Agreement.

           (i) Clauses (w) and (y) of Section 2.6(a) of the Purchase Agreement are hereby amended by deleting each reference to "the Seller" therein and replacing each such reference with "the Seller or the Applicable Originator."

           (ii) Section 2.6(c) of the Purchase Agreement is hereby amended by deleting the reference to "Section 2.9 hereof" and replacing it with a reference to "Section 2.8 hereof".

           SECTION 7. Amendment to Section 3.1(q) of the Purchase Agreement. Section 3.1(q) of the Purchase Agreement is hereby amended by replacing the reference therein to "Section 5.1(r) hereof" with a reference to "Section 5.1(q) hereof."

           SECTION 8. Amendments to Section 3.2 of the Purchase Agreement.

           (i) The last sentence of Section 3.2(b) of the Purchase Agreement is hereby amended by deleting the second reference to "Seller" therein and replacing it with a reference to "Buyer."

           (ii) Section 3.2(d) of the Purchase Agreement is hereby deleted and replaced with the following:

(d) Credit and Collection Policy. The Applicable Originator's Credit and Collection Policy has been complied with in all material respects in regard to each Receivable and related Contract. Neither the Seller nor any other Applicable Originator has extended or modified the terms of any Receivable or the related Contract except in accordance with the Applicable Originator's Credit and Collection Policy.

           (iii) The first sentence of Section 3.2(f) of the Purchase Agreement is hereby deleted and replaced with the following:

Each Receivable is an obligation of an Obligor arising out of a past, current or future sale or performance by the Applicable Originator, in accordance with the terms of the Contract giving rise to such Receivable.

           SECTION 9. Amendment to Section 4.2 of the Purchase Agreement.

           Section 4.2 of the Purchase Agreement is hereby deleted and replaced with the following:

           Section 4.2. [Intentionally Omitted.]

The Table of Contents to the Purchase Agreement is hereby amended to reflect the amendment to Section 4.2 of the Purchase Agreement effected hereby.

           SECTION 10. Amendments to Section 5.1 of the Purchase Agreement.

           (i) Section 5.1(a) of the Purchase Agreement is hereby deleted and replaced with the following:

(a) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Seller shall give the Buyer notice of any material adverse change in the business, operations or financial condition of any Originator which reasonably could affect adversely the collectibility of the Receivables.

           (ii) Section 5.1(g) of the Purchase Agreement is hereby deleted and replaced with the following:

(g) As soon as possible, and in any event within ten Business Days of Seller's knowledge thereof, the Seller shall give the Buyer notice of (i) any litigation, investigation or proceeding against any Originator which may exist at any time which could have a material adverse effect on the financial condition or results of operations of such Originator, materially impair the ability of the Seller to perform its obligations under this Agreement, or materially adversely affect the collectibility of the Receivables and (ii) any material adverse development in any such previously disclosed litigation.

           (iii) Section 5.1(h) of the Purchase Agreement is hereby deleted and replaced with the following:

(h) Notice of Relocation. The Seller shall give the Buyer and the Administrative Agent 45 days' prior written notice of any relocation of its Chief Executive Office or any office where records are kept; provided that such 45 day notice need not be given by the Seller in connection with the relocation of the Seller's Chief Executive Office, to 1300 Morris Drive, Chesterbrook, PA 19087. The Seller will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article Nine of the UCC (1972 or later version) is in effect as of the date hereof or the date of any such relocation and in the event it moves its Chief Executive Office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Buyer in the Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the interests of the Buyer in the Receivables and any other costs and expenses incurred in order to maintain theenforceability of this Agreement and the interest of the Buyer in the Receivables.

           (iv) Section 5.1 of the Purchase Agreement is hereby amended by inserting the following new clause (t) immediately after clause (s):

(t) Compliance with Affiliate Purchase Agreement. The Seller shall enforce all material obligations and undertakings on the part of any Originator party to the Affiliate Purchase Agreement to be observed or performed under the Affiliate Purchase Agreement.

           SECTION 11. Amendments to Section 5.2 of the Purchase Agreement.

           (i) Section 5.2(c) of the Purchase Agreement is hereby deleted and replaced with the following:

(c) No Change in Name, Identity or Corporate Structure. The Seller shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction) in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have (i) given the Buyer at least 45 days' prior written notice thereof and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change.

           (ii) Section 5.2(g) of the Purchase Agreement is hereby deleted and replaced with the following:

(g) No Canges to Credit and Collection Policy. The Seller shall not make any material adverse change in its Credit and Collection Policy or in its current payment terms with respect to Receivables without prior written notification to, and consent of, the Buyer. The Seller shall not consent to any material adverse change in any other Originator's Credit and Collection Policy (including any change which could impair the ability of any Applicable Subservicer to perform its obligations under any applicable Subservicing Agreement) without prior written notification to, and the consent of, the Buyer.

           SECTION 12. Amendment to Section 8.3 of the Purchase Agreement. Section 8.3 of the Purchase Agreement is hereby amended by deleting the last two sentences of the first paragraph thereof.

           SECTION 13. Amendment to Section 8.7 of the Purchase Agreement. Section 8.7 of the Purchase Agreement is hereby deleted and replaced with the following:

           SECTION 8.7. No Discharge. The obligations of the Seller under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by the Buyer of any balance of any deposit account or credit on its books in favor of the Seller or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Seller as a matter of law.

           SECTION 14. Amendment to Section 8.11 of the Purchase Agreement. Section 8.11 of the Purchase Agreement is hereby deleted and replaced with the following:

           SECTION 8.11. No Recourse. The obligations of the Seller and the Buyer under this Agreement are solely the obligations of the Seller and the Buyer and shall be without recourse to any Affiliate of the Seller, provided that the foregoing shall not in any way limit the rights, remedies or powers of the Buyer (whether directly or through the Seller) under or in connection with the Affiliate Purchase Agreement.

           SECTION 15. Amendments to Exhibits and Schedules to the Purchase Agreement.

           (i) Exhibits A, B, C, E and F to the Purchase Agreement are hereby deleted and replaced with Exhibits A, B, C, E and F attached hereto.

           (ii) Schedule 1 to the Purchase Agreement is hereby amended to include Schedule 1 attached hereto.

           (iii) Schedule 2 attached hereto is hereby inserted immediately after Schedule 1 to the Purchase Agreement.

           SECTION 16. Purchase Agreement in Full Force and Effect as Amended. Except as specifically stated herein, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. All references to the Purchase Agreement in any Facility Document or any other document or instrument shall be deemed to mean the Purchase Agreement, as amended by this Amendment. This Amendment shall not constitute a novation of the Purchase Agreement, but shall constitute an amendment thereto. The parties hereto agree to be bound by the terms and obligations of the Purchase Agreement, as amended by this Amendment, as though the terms and obligations of the Purchase Agreement were set forth herein.

           SECTION 17. Effectiveness. This Amendment shall become effective as of the date hereof, upon receipt by the Buyer and the Administrative Agent of:

           (a) an executed counterpart of this Amendment from each party hereto (including the consent of the Administrative Agent);

           (b) a favorable opinion or opinions of counsel for the Seller, dated the date hereof, relating to perfection of the Buyer's ownership interest in the Purchased Assets, true sale and non-consolidation (between the Seller and the Buyer) and such other matters as the Buyer or the Administrative Agent may reasonably request;

           (c) an officer's certificate of the Seller dated the date hereof, executed by a Responsible Office of the Seller certifying that (i) the representations and warranties contained in Sections 3.1 and 3.2 of the Purchase Agreement are true and correct as if such representations and warranties were made as of the date hereof, both before and after giving effect to this Amendment and (ii) no financing statement naming the Seller, as Debtor, and covering the Receivables has been filed against the Seller (except, certain financing statements have been filed by (x) Bank of America, N.A., all of which Receivables have been (and will continue to be) released from such financing statements pursuant to the Intercreditor Agreement, dated as of the date hereof, among the Guarantor, each Originator, the Buyer, the Administrative Agent and Bank of America, N.A. (as administrative agent) and (y) the Buyer under and in accordance with the Purchase Agreement);

           (d) a fully executed Second Amendment to Receivables Purchase Agreement dated as of the date, which shall have become effective in accordance with the terms thereof; and

           (e) a fully executed Affiliate Purchase Agreement, which shall have become effective in accordance with the terms thereof.

           SECTION 18. Counterparts. This Amendment may be executed in any number of counterparts (including by way of facsimile transmission) and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

           SECTION 19. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

                      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above set forth.

AMERISOURCE RECEIVABLES FINANCIAL
CORPORATION,
as Buyer

By _______________________________________________
      Name:
      Title:

AMERISOURCE CORPORATION,
as Seller

By _______________________________________________
      Name:
      Title:

      Consented to as of the date
      first above set forth:

MORGAN GUARANTY TRUST COMPANY
OF NEW YORK, as Administrative Agent

By: ________________________
      Name:
      Title:

[Signature Page to First Amendment to Purchase Agreement]

EXHIBIT A

to

Purchase Agreement

CREDIT AND COLLECTION POLICY

FOR EACH ORIGINATOR

         Delivered to the Buyer for further delivery to the Administrative Agent.

EXHIBIT B

to

Purchase Agreement

PERMITTED LOCKBOX BANKS, PERMITTED LOCKBOXES,

LOCKBOX ACCOUNTS, PERMITTED CONCENTRATION

ACCOUNT BANK AND CONCENTRATION ACCOUNT

See Schedule 1 to Purchase Agreement.

EXHIBIT C

to

Purchase Agreement

LIST OF RESPONSIBLE OFFICERS

Seller

President & Chief Executive Officer
Sr. Vice President & Chief Operating Officer
Vice President & Chief Financial Officer
Vice President, Chief Information Officer
Vice President, General Counsel & Secretary
Vice President of Operations
Vice President, Chief Procurement Officer
Vice President, Controller
Vice President, Human Resources
  & Employment Counsel & Assistant Secretary
Vice President, Treasurer
Vice President, Sales & Marketing
Vice President
Vice President
Assistant Treasurer
Vice President, Business Development

R. David Yost
Kurt J. Hilzinger
George L. James, III
Denny W. Steele
William D. Sprague
Terry P. Haas
Bonnie J. Keith
Michael D. DiCandilo
Eileen C. Clark

John A. Aberant
Thomas P. Connolly
David M. Flowers
Robert W. Meyer
M. Curtis Young
Daniel M. Senior

Originators (other than the Seller)

C. D. Smith Healthcare, Inc.

President Vice President & Treasurer Vice President & Secretary Vice President	R. David Yost George L. James, III William D. Sprague Delora Jamison

James Brudnick Company, Inc.

President Vice President & Treasurer Vice President & Secretary Vice President Vice President	R. David Yost George L. James, III William D. Sprague Delora Jamison James Nagle

EXHIBIT C

to

Purchase Agreement
Buyer

President Vice President & Treasurer Vice President, General Counsel & Secretary Vice President Assistant Treasurer	R. David Yost John Aberant William D. Sprague Michael D. DiCandilo Julie Frantz

EXHIBIT E

to

Purchase Agreement

FORMER NAMES, TRADE NAMES,

SUBSIDIARIES, DIVISIONS AND

INFORMATION ON CONSOLIDATIONS, MERGERS AND BANKRUPTCY

Former Names of Seller

Alco Health Services Corporation

Trade Names of Seller

AmeriSource Corporation

Subsidiaries of Seller

AmeriSource Heritage Corporation

AmeriSource Health Services Corporation

AmeriSource Sales Corporation

AmeriSource Medical Supply, Inc.

AmeriSource Receivables Corporation

Health Services Capital Corporation

Divisions of Seller

The Diabetes Shoppe

Family Pharmacy

AmeriSource Trading Company

Rita Ann Distributors

MedAssess

Consolidation, Merger and Bankruptcy Information Relating to Seller

7/15/94 -- Name Change Effected from Alco Health Services Corporation to

AmeriSource Corporation

EXHIBIT E

to

Purchase Agreement

Former Names of Originators other than the Seller:

Former Name(s) of CD Smith Healthcare, Inc. ("CD Smith")

C.D. Smith Drug Company

Subsidiaries of CD Smith

C.D.S. Transportation, Inc.

H.S.S. Consulting Services, Incorporated

G.D. Holdings of Delaware, Inc.

General Drug Company

SBS Pharmaceutical, Inc.

James Brudnick Company, Inc.

Divisions of CD Smith

None.

Consolidation, Merger and Bankruptcy Information Relating to CD Smith

7/8/98 - Name change Effected from C.D. Smith Drug Company to C.D. Smith

Healthcare, Inc.

7/8/99 - Hawk Acquisition Corp., the acquisition vehicle formed to acquire CD

Smith, was merged with and into CD Smith.

Former Name(s) of James Brudnick Company. Inc. ("JBC")

None.

Subsidiaries of JBC

None.

Divisions of JBC

None.

Consolidation, Merger and Bankruptcy Information Relating to JBC

None.

EXHIBIT F

to

Purchase Agreement

LOCATION OF RECORDS
1.	Birmingham, AL

AmeriSource Corporation Birmingham Division 172 Cahaba Valley Parkway Pelham, AL 35124

2.	Columbus, 0H
AmeriSource Corporation Columbus Division 1200 E. Fifth Avenue Columbus, Ohio 43219

3.	Dallas, TX
AmeriSource Corporation Dallas Division 1229 Avenue R Grand Prairie, TX 75050

4.	Idaho Falls, ID
AmeriSource Corporation Idaho Falls Division 935 Lincoln Road Idaho Falls, ID 83401

5.	Johnson City, TN
AmeriSource Corporation Johnson City Division 410 Princeton Road Johnson City, TN 37601

6.	Joplin, MO
AmeriSource Corporation Joplin Division 5th and Grand Joplin, MO 64801

7.	Los Angeles
AmeriSource Corporation Los Angeles Division 11010 Hoplins Street, Unit C Mira Loma, CA 91752

8.	Louisville, KY
AmeriSource Corporation Louisville Division 244 E. Woodlawn Avenue Louisville, KY 40214

9.	Lynchburg, VA
AmeriSource Corporation Lynchburg Division 9221 Timberlake Road Lynchburg, VA 24502

10.	Minneapolis, MN
AmeriSource Corporation Minneapolis Division 6810 Shady Oak Road Eden Prairie, MN 55344

11.	Mishawaka, IN
AmeriSource Corporation Mishawaka Division 1655 E. 12th Street Mishawaka, IN 46544

12.	Orlando, FL

AmeriSource Corporation Orlando Division 2100 Directors Row Orlando, FL 32809-6234

13.	Paducah, KY
AmeriSource Corporation Paducah Division 322 N. 3rd Street Paducah, KY 42001

14.	Phoenix, AZ
AmeriSource Corporation Phoenix Division 107 S. 41st Avenue Phoenix, AZ 85009

15.	Portland, OR
AmeriSource Corporation Portland Division 10151 S.E. Jennifer Street Clackamas, OR 97015

16.	Springfield, MA
AmeriSource Corporation Springfield Division 570 Cottage Street Springfield, MA 01104

17.	Sacramento, CA
AmeriSource Corporation Sacramento Division 3910 Seaport Blvd. W. Sacramento, CA 95691

18.	Thorofare, NJ
AmeriSource Corporation Thorofare Division 100 Friars Lane Thorofare, NJ 08086

19.	Toledo, OH
AmeriSource Corporation Toledo Division 3145 Nebraska Avenue Toledo, OH 43607

20.	Rita Ann Distributors
901 Curtain Avenue Baltimore, MD 21218

21.	St. Joseph, MO
C.D. Smith Healthcare, Inc. 3907 S. 48 Street St. Joseph, MO 64503

22.	Malden, MA
James Brudnick Company, Inc. 219 Medford Street Malden, MA 02148

SCHEDULE 1

to

Purchase Agreement

SCHEDULE OF RECEIVABLES

Previously delivered to Administrative Agent.

SCHEDULE 2

to

Purchase Agreement

LIST OF ORIGINATORS

(other than the Seller)

C.D. Smith Healthcare, Inc.

James Brudnick Company, Inc.